Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES
INCREASED NET INCOME IN SECOND QUARTER 2012

July 25, 2012
Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB) (the “Company”),  parent company of First Bank of Georgia, today  reported  net income of $1,703,000, or $0.47 per diluted common share, for the three months ended June 30, 2012, compared to  net income of $981,000, or $0.28 per diluted common share, for the three months ended June 30, 2011. The Company reported net income of $2,987,000, or $0.83 per diluted common share, for the six months ended June 30, 2012, compared to net income of $2,372,000, or $0.67 per diluted common share for the six months ended June 30, 2011. Book value totaled $14.84 per common share at June 30, 2012, as compared to book value of $13.48 per common share at June 30, 2011.

These earnings represent an 11.43% return on average equity and a 1.22% return on average assets for the six month period ended June 30, 2012 as compared to a 10.16% return on average equity and a 0.95% return on average assets for the six month period ended June 30, 2011.

Remer Y. Brinson III, President & CEO of the Company, stated “We continue to enjoy a strong earnings performance in 2012 as evidenced by our increased quarterly and year to date income, when compared to the same periods last year. We reflect stable net interest income, a reduction in our provision for loan losses and increases in non-interest income.”

Brinson continued, “Although loan demand remains soft, we have been able to maintain a healthy net-interest margin. Non-interest income has grown over last year due to increased mortgage origination volumes and yields. Closed mortgage loans are up 17.6% in 2012 over last year. We have also seen continued reduction in our provision for loan losses, charge offs and non-performing assets.”

Non-performing assets have continued to decline and now represent 1.94% of assets, compared to 2.99% at December 31, 2011 and 3.20% at June 30, 2011. As of June 30, 2012, non-performing assets totaled $9,688,000, versus $14,724,000 at December 31, 2011 and $16,203,000 at June 30, 2011.  Net charge offs have also declined to 0.27% of net average loans for the six months ended June 30, 2012 as compared to 0.42% for the six months ended June 30, 2011.

Total assets have increased 1.33% to $499.8 million since December 31, 2011.   Total loans, excluding loans held for sale, declined 2.16% during the six month period ended June 30, 2012 to $279.4 million, while deposits increased 0.48% over the same time period to $413.4 million. Core deposits grew 9.28% during the first six months of 2012 and totaled $233.4 million at June 30, 2012.

First Bank of Georgia has previously announced plans to open a new branch office in Evans, Georgia, which will represent their seventh branch location. This office is projected to open early in the first quarter of 2013.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”.  First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in  Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole.  These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.  The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$32,466	$34,902
Securities available-for-sale	113,492	100,283
Loans	279,434	285,614
Allowance for loan losses	(6,854)	(6,804)
Loans, held for sale	46,949	45,227
Bank premises and fixed assets	8,841	8,979
Accrued interest receivable	1,821	1,732
Other real estate owned, net of allowance	6,741	6,990
Federal Home Loan Bank stock	1,911	2,070
Bank-owned life insurance	9,775	9,609
Other assets	5,244	4,650

Total assets	$499,820	$493,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$61,316	$52,735
Interest-bearing:
NOW accounts	50,634	44,646
Savings	64,300	63,210
Money market accounts	57,152	52,981
Time deposits of $100,000, and over	119,471	134,655
Other time deposits	60,504	63,168
Total deposits	413,377	411,395

Repurchase agreements	3,103	3,565
Federal Home Loan Bank borrowings	25,000	25,000
Other liabilities	4,843	2,847

Total liabilities	446,323	442,807

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,603,736 and 3,592,140 shares issued and outstanding	4	4
Additional paid-in-capital	16,084	16,301
Retained Earnings	35,975	32,988
Accumulated other comprehensive income	1,434	1,152
Total shareholders' equity	53,497	50,445
Total liabilities and shareholders' equity	$499,820	$493,252

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest income
Interest and fees on loans	$4,564	$4,987	$9,175	$10,056
Interest on taxable securities	526	623	1,040	1,143
Interest on nontaxable securities	115	103	226	206
Interest on Federal funds sold and other interest	21	25	41	50
Total interest income	5,226	5,738	10,482	11,455

Interest expense
Interest on time deposits of $100,000 or more	429	618	899	1,291
Interest on other deposits	362	616	739	1,341
Interest on funds purchased and other borrowings	225	278	450	554
Total interest expense	1,016	1,512	2,088	3,186

Net interest income	4,210	4,226	8,394	8,269

Provision for loan losses	125	452	430	551

Net interest income after provision for loan losses	4,085	3,774	7,964	7,718

Noninterest income
Service charges on deposits	378	350	734	735
Gain on sale of mortgage loans	2,687	1,771	4,795	3,862
Other income/loss	419	276	876	660
Total noninterest income	3,484	2,397	6,405	5,257

Noninterest expense
Salaries and employee benefits	2,960	2,972	5,902	5,941
Occupancy expenses	380	376	777	770
Other real estate expenses	279	141	491	272
Other expenses	1,446	1,286	2,861	2,538
Total noninterest expense	5,065	4,775	10,031	9,521

Income before income taxes	2,504	1,396	4,338	3,454

Income tax expense	801	415	1,351	1,082

Net income	$1,703	$981	$2,987	$2,372

Net income per share of common stock
Basic	$0.47	$0.28	$0.83	$0.67
Diluted	$0.47	$0.28	$0.83	$0.67

Dividends per share of common stock	$0.04	$-	$0.04	$-